May 27, 19967

Waddell & Reed Funds, Inc. (Total Return Fund, Class B shares, Total Return Fund, Class Y shares; Growth Fund, Class B shares, Growth Fund, Class Y shares; Limited-Term Bond Fund, Class B shares, Limited-Term Bond Fund, Class Y shares; Municipal Bond Fund, Class B shares, Municipal Bond Fund, Class Y shares; International Growth Fund, Class B shares, International Growth Fund, Class Y shares; Asset Strategy Fund, Class B shares, Asset Strategy Fund, Class Y shares)
6300 Lamar Avenue, P. O. Box 29217
Shawnee Mission, Kansas  66201-9217

Dear Sir or Madam:

In connection with the public offering of shares of Capital Stock, par value $0.01 per share, of Waddell & Reed Funds, Inc. (Total Return Fund, Class B shares, Total Return Fund, Class Y shares; Growth Fund, Class B shares, Growth Fund, Class Y shares; Limited-Term Bond Fund, Class B shares, Limited-Term Bond Class Y shares; Municipal Bond Fund, Class B shares, Municipal Bond Fund, Class Y shares; International Growth Fund, Class B shares, International Growth Fund, Class Y shares; Asset Strategy Fund, Class B shares, Asset Strategy Fund, Class Y shares), I have examined such corporate records and documents and have made such further investigations and examinations as I deemed necessary for the purpose of this opinion.

It is my opinion that the 14,628,863 shares of Capital Stock of Waddell & Reed Funds, Inc., registration of which the Notice makes definite in number, were legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Rule 24f-2 Notice.

Very truly yours,



Sharon K. Pappas
Attorney at Law